EXHIBIT 5




December 23, 1998


IMAGE ENTERTAINMENT, INC.
9333 Oso Avenue
Chatsworth, California  91311-6089

Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

I, as General Counsel of Image Entertainment, Inc., a California corporation (the "Company") have examined the Registration Statement on Form S-8 (the "Registration Statement") which the Company intends to file with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 1,160,433 shares of Common Stock, no par value, to be issued pursuant to the 1998 Incentive Plan (the "Plan").

I have examined the Company's Articles of Incorporation, Bylaws and corporate minute books and the Plan. I have also examined the records of corporate proceedings taken in connection with the approval of the Plan and the issuance and sale of the Common Stock to be issued pursuant to the exercise of options and vesting of other share awards granted and to be granted under the Plan.

Based upon such examination and upon such matters of fact and law as I have deemed relevant, I am of the opinion that the shares of Common Stock have been duly authorized by all necessary corporate action on the part of the Company and, when issued in accordance with such authorization and appropriate committee action under the Plan, the provisions of the Plan and relevant agreements duly authorized by and in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable shares of Common Stock.

I own options and other rights in respect of 157,159 and 12,761 shares of Company Common Stock, respectively.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ Cheryl Lee
Cheryl Lee, Esq.
General Counsel

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